Exhibit 4.2

DIDI GLOBAL INC. Number Class A Ordinary Shares Incorporated under the laws of the Cayman Islands Share capital is US$100,000 divided into (i) 4,000,000,000 Class A Ordinary Shares of a par value of US$0.00002 each, (ii) 500,000,000 Class B Ordinary Shares of a par value of US$0.00002 each, and (iii) 500,000,000 shares of a par value of US$0.00002 each of such class or classes (however designated) as Directors may determine in accordance with the Memorandum and Articles of Association of the Company THIS IS TO CERTIFY THAT registered holder of is the Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of by: DIRECTOR